September 3, 2008


AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, New York  10104


     This opinion is furnished in connection with the Registration Statement on Form N-6, File No. 333-103202 ("Registration Statement") of Separate Account FP ("Separate Account FP") of AXA Equitable Life Insurance Company ("AXA Equitable") covering an indefinite number of units of interest in Separate Account FP under Survivorship Incentive Life Legacy (policy form No. 08-100) flexible premium joint survivorship variable life insurance policy ("Policy"). Net premiums received under the Policy may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

     I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the prospectus.

     In my opinion, the Illustrations of Policy Benefits (the "Illustrations") contained in the Prospectus are consistent with the provisions of the Policy. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of the Policy for joint insureds who are non-tobacco user preferred risk males age 55 and non-tobacco user preferred risk females age 50, than to prospective joint insureds who have different underwriting characteristics. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                               Very truly yours,




                                               /s/ Brian Lessing
                                              -------------------------------
                                                   Brian Lessing
                                                   FSA, MAAA
                                                   Vice President and Actuary
                                                   AXA Equitable Life
                                                   Insurance Company